EXHIBIT 21


                    DEVON ENERGY CORPORATION


                   Subsidiaries of Registrant



The Registrant has the following significant subsidiaries:


Name of Subsidiary                      Jurisdiction of Incorporation
------------------                      -----------------------------

Devon Energy Corporation (Nevada)          Nevada

Devon Energy Canada Corporation            Alberta, Canada

Devon Marketing Corporation                Nevada

Devon Production Corporation               Nevada

Devon Oil & Gas Company                    Nevada

Catclaw Pipeline, Inc.                     Oklahoma

DBC, Inc.                                  Oklahoma